Exhibit 10.12

February 7, 1994

Mr. David Montgomery
— Cleveland

Dear David:

        It is with pleasure that I confirm your appointment as our new Vice President—Finance and Chief Financial Officer for all financial affairs for Advanstar.

        As discussed, your new salary will be $120,000 per year and your bonus incentive is $45,000. You will receive an additional week of vacation which will total 4 weeks per annum. Your salary will be retroactive to February 1, 1994.

        If at any time in the future you are involuntarily separated from the Company for reasons other than cause, you will be entitled to a termination payment equal to six month's salary.

        David, I look forward to working with you and developing a strong duo to go forward in making Advanstar Financial Services a more positive and proactive part of our Company. I have a great amount of confidence in your abilities and look forward to your expanding capabilities at our Company.

Sincerely,

/s/  EDWARD D. ASTER

Edward D. Aster